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Exhibit 10.9

SETTLEMENT AGREEMENT

        THIS SETTLEMENT AGREEMENT (this "Agreement") is dated as of June 26, 2003, and is by and among PENN NATIONAL GAMING, INC., a Pennsylvania corporation with its principal place of business at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 ("PNG"), THE DOWNS RACING, INC., a Pennsylvania corporation ("The Downs"), PENN NATIONAL RACECOURSE ("PNRC"), MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION, a Pennsylvania corporation ("Mountainview"), PENNSYLVANIA NATIONAL TURF CLUB, INC., a Pennsylvania corporation ("PNTC" and, collectively with PNG, The Downs, PNR and Mountainview, "Penn National") and MTR GAMING GROUP, INC., a West Virginia corporation with its principal place of business at Route 2, South Chester, West Virginia ("MTR") and PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation ("PID" and, collectively with MTR, "Presque Isle").

BACKGROUND

        On September 26, 2002, the Pennsylvania State Horse Racing Commission (the "Commission") granted PID a license to conduct thoroughbred horse racing and pari-mutuel wagering in Erie, Pennsylvania and on November 19, 2002 issued its final order (the "License").

        On December 19, 2002, Penn National filed an appeal with the Commonwealth Court of the Commonwealth of Pennsylvania (the "Commonwealth Court") regarding the decision of the Commission to grant the License, which appeal is before the Commonwealth Court at docket no. 2964 C.D. 2002 (the "Appeal").

        On June 25, 2003, Penn National and MTR (neither of which knew whether, when or how the Commonwealth Court would rule with respect to the Appeal) reached an Agreement in principle to the effect that Penn National would discontinue the Appeal and MTR would agree to purchase certain Penn National assets located in Erie, Pennsylvania and offer employment to certain Penn National employees.

        On June 26, 2003, the Commonwealth Court entered an Order denying the Appeal (the "Order") but, in response to issues raised by MEC PENNSYLVANIA RACING, INC., a Pennsylvania corporation, MOUNTAIN LAUREL RACING, INC., AND WASHINGTON TROTTING ASSOCIATION, INC., Delaware corporations (collectively "MEC"), also vacated the Commission's order granting the License with regard to MEC and remanded the matter to the Commission for an evidentiary hearing.

        To provide a definitive conclusion to their various interactions, the parties hereto now desire to finally resolve their ongoing disputes concerning the subject matter of the Appeal, subject to the terms of this Agreement and on the terms and conditions as more fully set forth below.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Waiver of Appeal Rights; Cooperation; Payment; Cessation of Operations and Sale of Assets.

        (a)   Each of the Penn National parties covenants and agrees that it will take no action to challenge the Order, and each hereby waives and forever releases its right to seek reconsideration of or appeal the Order and the matters addressed therein as they relate to Penn National. Penn National further agrees that it will not oppose any request by MTR to move the location of Presque Isle Downs to any other site in or about Erie, Pennsylvania (hereinafter collectively referred to as Erie, Pennsylvania).

        (b)   Each of the Penn National parties covenants and agrees that, to the fullest extent reasonably practicable, it will cooperate with the Presque Isle parties and assist them in their efforts to have the License reinstated as promptly as possible.

        (c)   Within ten (10) business days (the "Notice Period") after the first to occur of (i) the commencement by any of the Presque Isle entities (or any affiliate thereof), directly or indirectly, of pari-mutuel wagering in Erie, Pennsylvania or (ii) the receipt by any of the Presque Isle parties (or any affiliate thereof) of revenue from slot machine gaming activities conducted by any of the Presque Isle parties (or any affiliate thereof), directly or indirectly, in Erie, Pennsylvania, MTR shall pay to PNG in immediately available funds at the address set forth in the heading hereof, or at such other place as PNG may designate in writing, the sum of Seven Million Dollars ($7,000,000) lawful money of the United States of America (the "Settlement Payment"); provided, however, that if the Presque Isle entities have not commenced pari-mutuel wagering in Erie, Pennsylvania as addressed in subsection (i) above, but have commenced slot machine gaming operations in Erie, MTR may, in its sole discretion, provide PNG with written notice, which notice must be served within the Notice Period, that MTR has elected to defer payment of the Settlement Payment for up to a one year period (an "Extension Period"); provided further, however, that if any of the Presque Isle entities (or any affiliate thereof) commences, directly or indirectly, pari-mutuel wagering in Erie, Pennsylvania during such an Extension Period, the Settlement Payment shall be due and payable in full within five (5) business days after such the date of such commencement.

  (d)  (i) As soon as commercially reasonable after the receipt by PNG of the Settlement Payment the Penn National Parties shall discontinue all off-track wagering operations in Erie, Pennsylvania and execute a Bill of Sale, Deed and such other documents as are reasonable and customary, in such form and substance as the parties shall mutually agree, to transfer the Downs Assets (as defined in Section 1(d)(ii) below) to MTR free and clear of all liens and encumbrances and with a general warranty as to title but otherwise on an "as is" basis and, except as noted, without warranty (either express or implied). At the time of transfer, MTR shall offer employment to all employees in good standing of The Downs at Erie with comparable duties and compensation, subject to the approval of MTR's Compliance Committee as may be required by gaming and/or racing regulators in Pennsylvania and Nevada.

          (ii)   As used in this Section 1(d), the term "Downs Assets" means the real estate (and improvements thereon), furniture, fixtures and equipment (including signs) used in the off-track wagering operations currently conducted at The Downs at Erie, 7700 Peach Street, Erie, Pennsylvania. It is agreed and understood that the term "Downs Assets" does not include cash, food, alcohol or intangible assets of any kind.

          (iii)  The Presque Isle parties and the Penn National parties will share in accordance with local custom all expenses incurred to effect the transfer of the Downs Assets as addressed in this Section 1(d), including, but not limited to, as applicable, realty transfer taxes, sales taxes and bulk transfer taxes and all other closing costs; provided, however, that, notwithstanding the foregoing, each party will be solely responsible for the costs and expenses of its respective legal and financial advisors.

        2.    Representations and Warranties.

        (a)   Each of the Presque Isle parties hereby represents and warrants to each of the Penn National parties that: (i) it is an entity of the nature hereinabove specified, duly organized, validly existing and in good standing under the laws of the state hereinabove specified; (ii) the execution, delivery and performance by it of this Agreement are within its power of and have been duly authorized by all necessary corporate action; (iii) this Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes or will, when executed and delivered, constitute its valid and binding obligations, enforceable against it in accordance with the Agreement's respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally and general principles of equity; and (iv) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) violate or conflict with its organizational documents, (B) violate or conflict with any law, statute, ordinance, rule or regulation or applicable judgment, decree, order, ruling, writ or injunction applicable to it, or (C) with or without the giving of notice, the lapse of time or both, conflict with, result in or constitute a ground for termination, cancellation or modification of, any of its contracts or obligations.

        (b)   Each of the Penn National parties hereby represents and warrants to each of the Presque Isle parties that: (i) it is an entity of the nature hereinabove specified, duly organized, validly existing and in good standing under the laws of the state hereinabove specified; (ii) the execution, delivery and performance by it of this Agreement are within its power of and have been duly authorized by all necessary corporate action; (iii) this Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes or will, when executed and delivered, constitute its valid and binding obligations, enforceable against it in accordance with the Agreement's respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally and general principles of equity; and (iv) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) violate or conflict with its organizational documents, (B) violate or conflict with any law, statute, ordinance, rule or regulation or applicable judgment, decree, order, ruling, writ or injunction applicable to it, or (C) with or without the giving of notice, the lapse of time or both, conflict with, result in or constitute a ground for termination, cancellation or modification of, any of its contracts or obligations.

        (c)   Penn National hereby represents and warrants to MTR that annual EBITDA (unaudited) for The Downs at Erie, Inc. for the last twelve months is approximately $950,000.

        (d)   Penn National and MTR each represents and warrants to the other that it had no knowledge whether, when or how the Commonwealth Court would rule with respect to the Appeal.

        3.    No Admission.    Except with respect to the performance hereof, nothing herein shall be an admission of liability by any party hereto to any other party hereto.

        4.    No Third Party Beneficiaries.    The rights and benefits of this Agreement shall not inure to the benefit of any third party.

        5.    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being sent by registered or certified mail, postage prepaid, or by reputable overnight courier, postage prepaid, or, in the case of telecopy or facsimile notice, when receipt has been confirmed during normal business hours (which confirmation may be electronic), in each case addressed as set forth above, or to such other address as may be hereafter notified by the respective parties hereto in accordance with the provisions of this Section 5.

        6.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to the provisions thereof concerning conflicts of laws.

        7.    Successor and Assigns.    The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of Penn National and Presque Isle and their respective successors, and assigns.

        8.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

        9.    Headings.    The headings of any section of this Agreement are for convenience only and shall not be used to interpret any provision hereof.

        10.    Modifications.    No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

        11.    Integration.    This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

        12.    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND FOR ANY MANDATORY COUNTERCLAIM THEREIN.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the undersigned have duly executed this Settlement Agreement as of the day and year first hereinabove set forth.

MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION		PENN NATIONAL GAMING, INC.
By:	/s/ Name: Richard Orbann Title: President	By:	/s/ Name: Kevin DeSanctis Title: President
PENNSYLVANIA NATIONAL TURF CLUB, INC.		THE DOWNS, INC.
By:	/s/ Name: Richard Orbann Title: President	By:	/s/ Name: Richard Orbann Title: President
PRESQUE ISLE DOWNS, INC.		PENN NATIONAL RACECOURSE
By:	/s/ Name: Title:	By:	/s/ Name: Richard Orbann Title: President
MTR GAMING GROUP, INC.
		By:	/s/ Name: Title:

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SETTLEMENT AGREEMENT